Exhibit 2(l)(ii)

October 31, 2014

The Pennant 504 Fund
11270 West Park Place, Suite 1025
Milwaukee, Wisconsin 53224

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated November 26, 2013 regarding the sale of shares of The Pennant 504 Fund.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.